Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Fenbo Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value $0.0001 per share (1)(2)(3)	457(o)	—	$—	$5,000,000	$0.0001476	$738.00
	Other	Pre-funded warrants to purchase Ordinary Shares	457(g)	—	—	—	—	—
	Equity	Ordinary Shares underlying the Pre-Funded Warrants (1)(2)	457(o)	—	—	—	—	—
	Other	Warrants to purchase Ordinary Shares (4)	457(g)	—	—	—	—	—
	Equity	Ordinary Shares underlying Warrants (1)(2)(3)	457(o)	—	—	$5,000,000	$0.0001476	$738.00
	Other	Placement Agent Warrants to purchase Ordinary Shares (4)	457(g)	—	—	—	—	—
	Equity	Ordinary Shares underlying Placement Agent Warrants (2)(5)	457(o)	—	—	$312,491.25	$0.0001476	$46.13
		Total Offering Amounts				$10,312,491.25		$1,522.13

		Total Fees Previously Paid						$1,540.58
		Total Fee Offsets						$-
		Net Fee Due						$0

(1)	Represents the maximum number of ordinary shares offered in this Registration Statement.
(2)	This Registration Statement includes an indeterminate number of additional ordinary shares issuable for no additional consideration pursuant to any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding ordinary shares. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	The proposed maximum aggregate offering price of the Ordinary Shares will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Ordinary Shares issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Ordinary Shares and pre-funded warrants (including the ordinary shares issuable upon exercise of the pre-funded warrants), if any, is $5,000,000.00.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The placement agent warrants are exercisable for up to the number of Ordinary Shares equal to 5.0% of the aggregate number of securities sold in this offering at an exercise price equal to 125% of the public offering price of the Ordinary Shares. We have calculated the proposed maximum aggregate offering price of the Ordinary Shares underlying the placement agent warrants by assuming that such warrants are exercisable at a price per Ordinary Share equal to 125% of the combined public offering price per Ordinary Share and accompanying warrant.